Exhibit (c)(4)

Presentation To Special Committee November 12, 2003 Confidential For Discussion Purposes Only

Proposed Transaction Offer Price $2.50 per share Form of Consideration Backstop Financing Timing In excess of price paid to Bertelsmann after adjusting for different tax benefits Cash Superior to Bertelsmann transaction, which included a one year unsecured note for half of the consideration BKS will provide an interim credit line to BNBN to be taken out by a rights offering underwritten by BKS at a discount to market in the event the transaction does not close Immediate Shareholder vote process takes 2 - 3 months once agreement is reached Proposal Comments Assures the Special Committee that BNBN will not run out of cash

Review of Bertelsmann Transaction Purchase Price Tax Benefits $2.80 per share 34.6% premium to one-day prior price of $2.08 on July 28, 2003 17.6% premium to thirty-day prior price of $2.38 on June 16, 2003 $164.2 million total consideration $1.87 per share purchase price, net of tax benefits Deduction of suspended partnership losses PV tax savings of $22.8 million (1) $0.39 per share Amortization of step-up from Bertelsmann PV tax savings of $31.6 million $0.54 per share The purchase of Bertelsmann's interest was fully negotiated with an informed owner and reflected the significant control and tax benefits of Bertelsmann's position Cash / Note Consideration Control Position 50% cash / 50% note $82.2 million cash $82.0 million note with 5.00% coupon (due 2004) 1.1 million shares of Class A Common Stock 57.5 million units of membership interests 48.1% voting interest, giving BKS aggregate voting interest of 96.6% (assuming no conversion) 35.9% economic interest, giving BKS aggregate economic interest of 75.4% (assuming conversion) (1) Discount rate of 7.5% which is estimated to approximate BKS' 10-year cost of debt capital.

BNBN Relative Stock Price Performance Stock Price Performance (07/29/03 - 11/06/03) Comments BNBN's stock price run-up prior to the announcement of this deal was driven by the purchase of the Bertelsmann interest and does not reflect the Company's fundamentals Since the Bertelsmann announcement, BNBN's stock has outperformed the Citigroup Internet Index and performed in line with the Russell 2000, despite lackluster operating results and prospects AMZN has outperformed BNBN and other relevant indices because of strong growth and profit results and prospects BNBN operating performance has diverged from AMZN as AMZN, unlike BNBN, has become a broad-based e-tailer with sustained growth and profitability 10.3% 32.9% (8.1%) Prior to this offer, BNBN's stock price reflected the premium implied in the Bertelsmann transaction and the market's expectation for another potential deal (1) Citigroup Internet Index comprised of: Akamai Technologies, Inc., Kana Software, Inc., DoubleClick Inc. and SeeBeyond Technology Corporation. Note: Respective stock price performances indexed to BNBN performance at Bertelsmann announcement. 14.6%

BKS Relative Stock Price Performance Stock Price Performance (07/29/03 - 11/06/03) Comments While BKS has performed better than the S&P 500 and the S&P Retail Stores Index, the stock has been negatively impacted by the Bertelsmann transaction; strong fundamentals at BKS have just overwhelmed the negative of the BNBN deal Research community has had a negative reaction to the deal "...represents another use of BKS' prodigious cash flow for an asset with little or no visibility into its future growth potential" Matthew Fassler, Goldman Sachs (08/21/03) BKS stock has underperformed BGP despite reporting better comparable store sales, supporting the contention that the Bertelsmann deal has had an adverse impact on BKS 19.9% 22.6% 7.0% 14.6% BKS' stock price came under pressure from a negative market reaction to the Bertelsmann transaction, but has since rebounded based on strong operating results Note: Respective stock price performances indexed to BNBN performance at Bertelsmann announcement.

Strategic Rationale Theoretical Synergies Some synergies may exist but are unknown and unquantifiable at this time; would require detailed business plan to be developed Elimination of separate, redundant public company costs Believed to exist but would be small Integration savings Unclear and not quantifiable and depends on how web site is run post-transaction Revenue synergies Unclear and no metric exists to quantify Research community highly skeptical that sufficient synergies could be realized to pay for transaction Tax Savings Only "synergistic" benefit that can be quantified at this time Carry forward and utilization of BNBN's NOLs (subject to Section 382 limitation) PV of tax savings of $20.4 million, or $0.51 per BNBN share not already owned by BKS BKS only needs to acquire 80% of BNBN in order to realize these tax benefits 7.5 million shares required to reach 80% and 2.6 million shares owned by BKS affiliates Overview of Other Benefits Governance & Trading Acquiring public float of BNBN will eliminate ongoing issues around: Continued corporate governance Affiliated party transactions Illiquid, micro-capitalization BKS is interested in a potential transaction with BNBN in order to unify the brand and clean up the public float From an economic perspective, quantifiable synergies are minimal and prospects for return on capital unknown

Bertelsmann Equivalent Stock Price The Bertelsmann deal is a directly comparable precedent for this transaction. BKS is offering the public a higher price (adjusted for tax) than it negotiated with Bertelsmann, despite the fact that Bertelsmann's position represented a "control" block while the public does not

Affiliates Review of Existing Structure barnesandnoble.com llc ("B&N.com") B&N.com Holding Corp. BNBN ITM Options Public BKS Class A Shares (1) Share counts exclude any options. Shares: Economic: Voting: 4.1 2.5% 0.3% (Amounts in millions) Shares: Economic: Voting: 2.6 1.6% 0.2% BKS 100.0% All Membership Units and 1 Share Each of High Vote Class B & C Common Stock Convertible into: 30.0% Direct Economic Interest (1) Options: Avg. Strike Price: CSE @ $2.50: 10.4 $1.20 5.4 Assuming conversion of all membership units, BKS has a 75.4% economic and voting interest in BNBN; without conversion, BKS has a 96.6% voting interest and an 17.1% economic interest in BNBN 70.0% Direct Economic Interest Shares: Economic: Voting: 4.2 2.5% 0.3% Class A Shares: Economic: Voting: 115.0 70.3% 96.0%

Purchase Price and Implied Multiples Total Purchase Price Implied Enterprise Value BKS' offer of $2.50 per share represents a 20.2% premium to the trading price of BNBN on the day prior to the Bertelsmann announcement. After that date, BNBN began trading off of an expectation of a buyout

Comparable Companies Analysis Implied Firm Value / Sales multiple of 1.0x at $2.50 purchase price implies generous premium to BKS' and BGP's trading multiples Firm Value / CY 2003E Sales (11/6/03) Firm Value / CY 2003E EBITDA (11/6/03) Comments The implied purchase price multiple of BNBN at 1x sales represents a generous valuation BNBN's top line growth has flattened and its ability to cut expenses further is limited. BNBN will need capital soon to continue its operations, and there is no clear path to sustained profitability AMZN is not an appropriate comparable because the two business have diverged dramatically in their underlying business models as well as in reported and forecasted growth and profitability The best comparables are the branded retail booksellers, BKS and BGP, which trade at less than 6x EBITDA and 0.5x sales (1) Pro forma for the acquisition of the Bertelsmann stake in barnesandnoble.com inc. Source: Company reports, Wall Street research and management estimates. (1) Pro forma for the acquisition of the Bertelsmann stake in barnesandnoble.com inc. Source: Company reports, Wall Street research and management estimates.

Premiums Paid in Minority Buyout Transactions Premiums Paid in Minority Buyouts with Tender / Exchange Offers Premiums Paid in Minority Buyouts with a Shareholder Vote 60.0% 47.1% Comments Numerous examples exist of minority buyout transactions at substantially lower premiums than being offered by BKS for BNBN 60.0% of minority buyouts with shareholder votes were completed at premiums below 20%; 47.1% for tender / exchange offers 20.0% of minority buyouts with shareholder votes were completed below market; 5.9% for tender / exchange offers Source: SDC. See Appendix page 16.

Conclusion Directly comparable precedent transaction (Bertelsmann) supports fairness Trading multiples of comparable public companies support fairness Analysis of premiums paid in minority buyout transactions supports fairness

Appendix

Tax Benefit Breakeven Analysis Incremental Tax Benefits Tax Benefits from Bertelsmann Acquisition Tax Benefits from Public Share Purchase

Research Commentary Growth Profitability Other barnesandnoble.com inc. Amazon.com, Inc. "Note that sales trends at BN.com have been anemic, and sales declined by (3%) in the third quarter..." Matthew Fassler, Goldman Sachs (10/29/03) "2Q consumer sales continue to increase at the 4%-5% pace of 1Q, but this is slower than last year's growth...and also slower than recent growth in N. America 'media' sales at competitor Amazon, where growth accelerated in 2Q to 14% from 10% in 1Q." Matthew Fassler, Goldman Sachs (08/21/03) "BNBN has guided to positive EBITDA for 4Q03 and for full-year FY04. However, progress towards that goal halted in 2Q03, as the EBITDA loss actually widened sequentially (to -$7.5mm vs. - $5.9mm), the first time this has occurred since 4Q00." Matthew Fassler, Goldman Sachs (08/21/03) "... a business with no proven profitability in a sector with few proven profitable business models." Matthew Fassler, Goldman Sachs (07/30/03) "...we are not confident that BN.com can ever operate profitably on a standalone basis." Matthew Fassler, Goldman Sachs (07/30/03) "... possible that BN.com could work in BKS' favor: perhaps tighter integration with retail stores and other refinements to the business model could lead to reduced losses, or even modest profits." Matthew Fassler, Goldman Sachs (07/30/03) "Any potential future benefit to BKS would likely be preceded by additional cash commitments...It looks like BN.com can make it through 2003, but even if it can post positive EBITDA for full-year 2004, the company may still need to raise funds in early 2004 to meet ongoing working capital and cap-ex needs" Matthew Fassler, Goldman Sachs (08/21/03) "We believe the company's C2003E guidance for 29-33% revenue and 85-102% operating income growth could even prove conservative, as we believe that we may still be in the early stages of strong sector and company specific growth." Mary Meeker, Morgan Stanley (10/22/03) "We continue to be impressed with Amazon's fundamentals - in 2003, free cash flow is on track to grow 100%+, operating margins should expand 200+ bps, and revenue should accelerate for the second consecutive year to 32% with even higher unit growth." Anthony Noto, Goldman Sachs (10/21/03) "Looking forward, we expect Amazon to grow its top line by 20% to 25% annually over the next three years." Lanny Baker, Citigroup (10/21/03) "... Amazon is finally generating recurring operating profits and consistent free cash flow." Lanny Baker, Citigroup (10/21/03) "We believe Amazon's long-term operating margins are likely to reside in the 10% to 12% range, up from 7% today." Lanny Baker, Citigroup (10/23/03) "...has effectively expanded into multiple categories and now operates the leading online music, video, and toy stores, while also adding consumer electronics, software, wireless products, camera and photo products, clothing, kitchen products, lawn and patio items and tool and hardware offerings" Lanny Baker, Citigroup (10/23/03) "... proven successful to date in leveraging its core assets, namely the consumer experience, scalable technology infrastructure and powerful product distribution and fulfillment capabilities." Jeetil J. Patel, Deutsche Bank Alex. Brown (10/16/03) AMZN's growth, profitability and long-term viability are clearly accepted in the market, while questions remain around BNBN's prospects

Premiums Paid in Minority Buyout Transactions

Disclaimer Although the information contained in this presentation is believed to be reliable, we make no representation or warranty as to the accuracy or completeness of any information contained in this presentation or otherwise provided by us and we accept no liability for the accuracy or completeness of such information. Prior to entering into any transaction contemplated hereby (a "Transaction") you should determine, without reliance upon us or our affiliates, the economic risks and merits (and independently determine that you are able to assume these risks), as well as the legal, tax and accounting characterizations and consequences of any such Transaction. In this regard, by accepting this presentation, you acknowledge that (a) we are not in the business of providing (and you are not relying on us for) legal, tax or accounting advice, (b) there may be legal, tax or accounting risks associated with any Transaction, (c) you should receive (and rely on) separate and qualified legal, tax and accounting advice and (d) you should apprise senior management in your organization as to such legal, tax and accounting advice (and any risks associated with any Transaction) and our disclaimer as to these matters. Any terms set forth in this presentation are intended for discussion purposes only and are subject to the final expression of the terms as set forth in separate definitive written agreements. Notwithstanding anything herein or in any agreement we may enter into to the contrary, you (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of any Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. (c) 2003 Citigroup Global Markets Inc. Member SIPC. CITIGROUP and Umbrella Device are trademarks and service marks of Citicorp or its affiliates and are used and registered throughout the world.